UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2019

Gannett Co., Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36097	38-3910250
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7950 Jones Branch Drive
McLean, VA 22107-0910
703-854-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

New Media Investment Group Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	GCI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.  Entry Into a Material Definitive Agreement.

Credit Agreement

On November 19, 2019, Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (“Parent”), entered into a Credit Agreement (the “Credit Agreement”) among Parent, as a guarantor, Gannett Holdings LLC (formerly known as Arctic Holdings LLC), a Delaware limited liability company (“Intermediate Holdco”), as the borrower, certain subsidiaries of Intermediate Holdco as guarantors, the lenders from time to time party thereto and Cortland Products Corp., as collateral agent and administrative agent.  The Credit Agreement provides for a five-year senior secured term loan facility in an aggregate principal amount of $1,792,000,000 (the “Credit Facility”).  The proceeds of the Credit Facility were used to pay the consideration under the Merger Agreement (referenced in Item 2.01 below), to the prepay loans outstanding under the Credit Agreement dated as of June 4, 2014 (as amended, the “Existing Parent Credit Agreement”), among New Media Holdings I LLC, New Media Holdings II LLC, the lenders and other financial institutions party thereto and Citizens Bank of Pennsylvania, as administrative agent, to prepay loans outstanding under the Credit Agreement dated as of June 29, 2015 (as amended, the “Existing Company Credit Agreement”), among Gannett Media Corp. (formerly known as Gannett Co., Inc.) (the “Company”), the lenders and other financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, and to pay fees, costs and expenses in connection with the foregoing.  The obligations of Intermediate Holdco under the Credit Facility are guaranteed by Parent, each domestic subsidiary of Intermediate Holdco and certain foreign subsidiaries of Intermediate Holdco.  The Credit Facility is secured by substantially all assets, including real property, of Parent, Intermediate Holdco and each of the other guarantors.

At Intermediate Holdco’s option, loans issued under the Credit Facility will bear interest at a rate of 11.50% per annum, which rate will be reduced to 11.00% per annum at any time when the ratio of consolidated indebtedness to Consolidated EBITDA (the “Leverage Ratio”) is less than 1.00 to 1.00.  Loans under the Credit Facility may be prepaid, at the option of Intermediate Holdco, at any time without premium.  Loans under the Credit Facility are required to be prepaid from time to time with the proceeds of non-ordinary course asset sales and casualty and condemnation events, a percentage (ranging from 50% to 90%, depending on the Leverage Ratio) of excess cash flow, the proceeds of indebtedness not permitted under the Credit Agreement, and any unrestricted cash and cash equivalents of Parent and its subsidiaries at the end of the 2020 and 2021 fiscal years in excess of $40,000,000.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: a financial covenant requiring minimum liquidity of $20,000,000 at the end of each fiscal quarter and limitations on liens, indebtedness, fundamental changes and dispositions, changes in the nature of the business of Parent and its subsidiaries, loans, advances and investments, sale and leaseback transactions, capital expenditures, restricted payments, use of proceeds in violation of Federal Reserve regulations and anti-corruption, anti-terrorism and anti-money laundering regulations, transactions with affiliates, limitations on dividends and other payment restrictions affecting subsidiaries, limitations on negative pledges, modifications of indebtedness, organizational documents and certain other agreements, violations of the Investment Company Act of 1940, as amended, violations of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and environmental regulations, and plans of division.  The Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; violation of subordination provisions; and change of control.

The foregoing summary of the Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Credit Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Registration Rights Agreement

On November 19, 2019, and in connection with the closing of the Merger (referenced in Item 2.01 below), Parent entered into a registration rights agreement (the “Registration Rights Agreement”) that provides FIG LLC (the “Manager”) with customary registration rights, including “demand” and “piggyback” registration rights. The Registration Rights Agreement also provides that Parent will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Exchange Act of 1934.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Registration Rights Agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.

Supplemental Indenture

In connection with the completion of the Merger, Parent, the Company and U.S. Bank National Association (the “Trustee”), as trustee, entered into the First Supplemental Indenture, dated as of November 19, 2019 (the “First Supplemental Indenture”), to the Indenture, dated as of April 9, 2018 (such Indenture, as so amended and supplemented, the “Indenture”), between the Company and the Trustee, relating to the Company’s 4.750% Convertible Senior Notes due 2024 (the “Notes”).

As a result of the Merger, and pursuant to the First Supplemental Indenture, the Notes are no longer convertible into shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”), and instead each $1,000 principal amount of Notes is convertible into a number of units of reference property (each, a “unit of Reference Property”) equal to the conversion rate then in effect, subject to the Company’s right to settle any conversion of Notes in units of Reference Property, cash or any combination thereof.  A unit of Reference Property is comprised of (A) 0.5427 of a share of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) and (B) $6.25 in cash, without interest.

In addition, pursuant to the First Supplemental Indenture, Parent became a guarantor of the Company’s obligations under the Notes.

The foregoing description of the First Supplemental Indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to the First Supplemental Indenture, a copy of which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

Item 1.02.  Termination of a Material Definitive Agreement.

On November 19, 2019, the outstanding loans under each of the Existing Parent Credit Agreement and the Existing Company Credit Agreement were paid in full (together with accrued interest and fees thereunder), the commitments to extend credit under the Existing Parent Credit Agreement and the Existing Company Credit Agreement were terminated, and all guarantees and security interests in respect of the Existing Parent Credit Agreement and the Existing Company Credit Agreement were released.

Item 2.01.  Completion of Acquisition or Disposition of Assets.

At 12:20 p.m. Eastern time (the “Effective Time”) on November 19, 2019 (the “Closing Date”), pursuant to the Agreement and Plan of Merger (as amended, the “Merger Agreement”), dated as of August 5, 2019, among Parent, the Company, Intermediate Holdco, a wholly owned subsidiary of Parent, and Arctic Acquisition Corp., a wholly owned subsidiary of Intermediate Holdco (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”).  Immediately after the Effective Time, Parent changed its name to “Gannett Co., Inc.”, Intermediate Holdco changed its name to “Gannett Holdings LLC”, and the Company changed its name to “Gannett Media Corp.”.

The Merger Agreement and the transactions contemplated by the Merger Agreement, including the issuance of shares of Parent Common Stock in connection with the Merger, were previously described in the Registration Statement on Form S-4 (Registration No. 333-233509) filed by Parent and the definitive joint proxy statement/prospectus of Parent and the Company, dated October 10, 2019.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (subject to limited exceptions, including shares as to which dissenters’ rights were properly exercised in accordance with Delaware law) was converted automatically into (A) 0.5427 of a fully paid and nonassessable share of Parent Common Stock and (B) the right to receive $6.25 in cash, without interest, plus cash in lieu of any fractional shares of Parent Common Stock that otherwise would have been issued (collectively, the “Merger Consideration”).  Parent issued approximately 62.4 million shares of Parent Common Stock to former holders of Company Common Stock, including shares issued to satisfy outstanding equity-based awards that were accelerated and converted into the Merger Consideration (as described below).

Pursuant to the Merger Agreement, at the Effective Time, (a) Company restricted stock units were converted into Parent restricted stock units based on the value of the Merger Consideration, which are generally subject to the same terms and conditions as applied to the original Company award, except that Company restricted stock units held by non-employee directors of the Company were converted into the Merger Consideration, (b) Company performance shares were converted into Parent time-based restricted stock units based on the value of the Merger Consideration and assuming achievement of applicable performance goals in accordance with the terms of the Merger Agreement, which are generally subject to the same terms and conditions as applied to the original Company award (other than performance-based vesting conditions), (c) Company restricted stock awards were converted into the Merger Consideration, (d) and Company phantom share units were converted into equivalent Parent phantom share units, which are generally subject to the same terms and conditions as the original Company award.

Based on the closing price of $6.32 per share of Parent Common Stock on the New York Stock Exchange on November 18, 2019, the aggregate implied value of the Merger Consideration paid to former holders of Company Common Stock in connection with the Merger was approximately $1.1 billion, including approximately $394 million in Parent Common Stock and approximately $719 million in cash.

Parent financed the cash portion of the Merger Consideration with the proceeds of the Credit Facility.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Parent’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 6, 2019, and is incorporated herein by reference, and Amendment No. 1 to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to Parent’s Current Report on Form 8-K filed with the SEC on October 30, 2019, and is incorporated herein by reference.

The above description of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Parent, the Company or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement.

As previously disclosed, in connection with the execution of the Merger Agreement, Parent entered into the Amended and Restated Management and Advisory Agreement (the “Amended Management Agreement”) with the Manager.  Pursuant to the terms of the Amended Management Agreement, at the Effective Time, Parent issued to the Manager 4,205,607 shares of Parent Common Stock.  The Manager is restricted from selling these shares until the expiration of the Amended Management Agreement, or otherwise upon a change in control and certain other extraordinary events. Parent also granted the Manager options to acquire 3,163,264 shares of Parent Common Stock. These options have an exercise price of $15.50 per share and become exercisable upon the first trading day immediately following the first 20 consecutive trading day period in which the closing price of Parent Common Stock (on its principal U.S. national securities exchange) is at or above $20 per share (subject to adjustment), and also upon a change in control and certain other extraordinary events.

The foregoing description of the Amended Management Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended Management Agreement, a copy of which was attached as Exhibit 10.1 to Parent’s Current Report on Form 8-K filed with the SEC on August 6, 2019, and is incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation of the Parent.

Item 3.03.  Material Modification to Rights of Security Holders.

The information set forth in Items 1.01, 2.01 and 5.03 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Board of Directors

In connection with the Merger, the Board of Directors of Parent (the “Board”) increased the size of the Board to nine members and appointed John Jeffry Louis, Debra A. Sandler and Barbara W. Wall as directors of Parent, effective as of the Effective Time.  The committee appointments of each of the new directors are described below.

The appointments of Mr. Louis, Ms. Sandler and Ms. Wall were pursuant to the requirements of the Merger Agreement but were not otherwise made pursuant to any arrangement or understanding between any of them and any other person, and none of them has entered into (or proposed to enter into) any transactions required to be reported under Item 404(a) of Regulation S-K. Mr. Louis, Ms. Sandler and Ms. Wall will receive the standard annual Board compensation for non-employee directors for 2019 (pro-rated based on the effective date of their appointments). Standard annual Board compensation for 2019 is described in Parent’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2019.

None of Mr. Louis, Ms. Sandler and Ms. Wall has any family relationship with Parent’s directors or executive officers or any persons nominated or chosen by Parent to be a director or executive officer. None of Mr. Louis, Ms. Sandler and Ms. Wall has entered into any other material plan, contract, arrangement or amendment in connection with his or her appointment to the Board.

Committee Appointments

Effective as of the Effective Time, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Transformation Committee will be comprised of the following directors.

Audit Committee
Kevin M. Sheehan (Chair)
Mayur Gupta
Theodore P. Janulis
Maria M. Miller

Compensation Committee
Theodore P. Janulis (Chair)
John Jeffry Louis
Kevin M. Sheehan

Nominating and Corporate Governance Committee
Laurence Tarica (Chair)
Theodore P. Janulis,
John Jeffry Louis
Maria M. Miller
Debra A. Sandler

Transformation Committee
Debra A. Sandler (Chair)
Mayur Gupta
Laurence Tarica
Barbara Wall

Executive Officers

As previously announced, Kirk A. Davis, the Chief Operating Officer of Parent and President and Chief Executive Officer of GateHouse Media, LLC, departed Parent effective as of the Closing Date. Mr. Davis’s departure is not in connection with any disagreement with Parent on any matter relating to Parent’s operations, policies or practices.

In connection with the Merger, Parent has appointed Paul J. Bascobert as Chief Executive Officer of the Company.  Mr. Bascobert, age 55, was previously Chief Executive Officer of the Company from August 2019.  Prior to that, Mr. Bascobert served as the President of XO Group Inc. from 2016 until its sale to Permira Funds in 2019. Prior to XO Group Inc., Mr. Bascobert led sales, service and marketing for the Local Businesses segment at Yodle Inc. from 2014 until 2016. Before that, he spent four years at Bloomberg LP as President of Bloomberg Businessweek from 2010 until 2014, in addition to serving as Chief Operating Officer of Bloomberg LP’s Media Group from 2011 to 2014 and Chief Revenue Officer from 2013 until 2014. Mr. Bascobert joined Bloomberg LP from Dow Jones & Co. where he was Senior Vice President of Operations from 2006 until 2007 and Chief Marketing Officer from 2007 until 2009. Mr. Bascobert began his career as an engineer with General Motors and Whirlpool Corporation. Mr. Bascobert holds a B.S. in electrical engineering from Kettering University and an MBA in finance from The Wharton School of the University of Pennsylvania.

In connection with the Merger, Parent has appointed Alison K. Engel as Chief Financial Officer. Ms. Engel, age 48, was previously Senior Vice President, Chief Financial Officer and Treasurer of the Company from June 2015.  Prior to that, Ms. Engel was Chief Financial Officer and Treasurer of A. H. Belo Corporation, and served that company following its spin-off in 2008 from Belo Corp.  Ms. Engel joined Belo Corp. in 2003 where she held various senior positions before serving as its Vice President and Corporate Controller from 2006 and 2008.  Ms. Engel has more than 20 years of financial management experience at diversified, multi-unit business organizations and PricewaterhouseCoopers.  Ms. Engel holds a B.S. and M.P.A. from The Red McCombs School of Business of the University of Texas at Austin.

Parent appointed Mr. Bascobert as Chief Executive Officer of the Company as required by the Merger Agreement. There were no other arrangements or understandings pursuant to which either Mr. Bascobert or Ms. Engel was selected as an officer of Parent. There are no family relationships between either Mr. Bascobert or Ms. Engel and any director or executive officer of Parent, or any person chosen by Parent to become a director or executive officer. There are no related party transactions in respect of Parent of the kind described in Item 404(a) of Regulation S-K in which either Mr. Bascobert or Ms. Engel was a participant.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective promptly after the Effective Time, Parent amended its Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws to change Parent’s name to “Gannett Co., Inc.”.

The Certificate of Amendment to the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws are filed as Exhibits 3.1 and 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.07          Submission of Matters to a Vote of Security Holders

On November 14, 2019, Parent held a special meeting of stockholders (the “Special Meeting”) relating to Parent’s acquisition of the Company pursuant to the terms of the Merger Agreement.

As of the close of business on September 26, 2019, the record date for the Special Meeting, there were 60,480,075 shares of Parent Common Stock issued and outstanding and entitled to vote at the Special Meeting.  Disregarding shares held or voted by Fortress Stockholders (as defined in Parent’s Amended and Restated Certificate of Incorporation, as amended to date), there were 58,990,130 shares of Parent Common Stock issued and outstanding and entitled to vote at the Special Meeting.  A quorum of 45,005,172 shares of Parent Common Stock was represented in person or by proxy at the Special Meeting (representing approximately 74.41% of the shares entitled to vote at the Special Meeting).

At the Special Meeting, the stockholders voted on a proposal to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of Parent Common Stock in connection with the Merger (the “Transactions Proposal”).

The number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, with respect to the Transactions Proposal is set out below:

For	Against	Abstain	Broker Non-Votes
43,466,000	444,546	235,806	0

The Transactions Proposal was approved, receiving the affirmative vote of approximately 73.68% of the outstanding shares of Parent common stock entitled to vote thereon at the Special Meeting, disregarding any votes cast by any Fortress Stockholders. After including the votes cast by Fortress Stockholders in favor of the Transactions Proposal, such proposal received the affirmative vote of a majority of the voting power of the outstanding capital stock of Parent.

Because the Transactions Proposal was approved, the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there were insufficient votes to approve the Transactions Proposal was not brought before the Special Meeting for a vote.

Item 8.01 Other Events.

In connection with the Merger, the Board approved certain amendments to Parent’s Corporate Governance Guidelines (as amended, the “Amended Guidelines”), effective as of the Effective Time.  Among other things, the Amended Guidelines (i) increase the retirement age of directors to 75 years, (ii) add the Transformation Committee as a fourth standing committee of the Board, (iii) codify certain governance changes in connection with the Merger and (iv) add provisions related to the First Amendment, good citizenship and digital transformation.  A copy of the Amended Guidelines is posted on Parent’s website at www.gannett.com.

Pursuant to the Amended Guidelines, the Board created the Transformation Committee as a fourth standing committee of the Board. The Transformation Committee’s responsibilities will be to assist the Board in achieving Parent’s and its operating subsidiaries’ digital transformation. The Board has adopted the Charter of the Transformation Committee, a copy of which is posted on Parent’s website at www.gannett.com.

From and after the Effective Time, the Company’s headquarters in McLean, Virginia will serve as the headquarters of Parent.

On the Closing Date, Parent and the Company issued a joint press release announcing the closing of the Merger, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
2.1
Agreement and Plan of Merger, dated as of August 5, 2019, by and among Gannett Co., Inc., Gannett Media Corp., Gannett Holdings LLC and Arctic Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Gannett Co., Inc.’s Current Report on Form 8-K, filed August 6, 2019).*

2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of October 29, 2019, by and among Gannett Co., Inc., Gannett Media Corp., Gannett Holdings LLC and Arctic Acquisition Corp. (incorporated by reference to Exhibit 2.1 to Gannett Co., Inc.’s Current Report on Form 8-K, filed October 30, 2019).

3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Gannett Co., Inc., effective as of November 19, 2019.
3.2	Amended and Restated Bylaws of Gannett Co., Inc., effective as of November 19, 2019.
4.1	First Supplemental Indenture, dated as of November 19, 2019, by and among Gannett Co., Inc., Gannett Media Corp. and U.S. Bank National Association.
10.1
Credit Agreement, dated as of November 19, 2019, by and among Gannett Co., Inc., Gannett Holdings LLC, each person listed as a guarantor on the signature pages thereto, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as collateral agent and administrative agent.*

10.2	Registration Rights Agreement, dated as of November 19, 2019, by and among Gannett Co., Inc., FIG LLC and such other persons from time to time party thereto.
99.1	Joint Press Release issued by Gannett Co., Inc. and Gannett Media Corp. on November 19, 2019.
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

*Exhibits and/or schedules omitted pursuant to Item 601(b)(2) of Regulation S-K.  Parent agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GANNETT CO., INC.

Date: November 20, 2019	By:	/s/ Michael E. Reed Name: Michael E. Reed Title: Chief Executive Officer and President